UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2023

Structure Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41608	98-1480821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Gateway Blvd., Suite 223 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (628) 229-9277

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares (ADSs), each representing three ordinary shares, par value $0.0001 per ordinary share	GPCR	Nasdaq Global Market

Ordinary shares, par value $0.0001 per share*		Nasdaq Global Market*

* Not for trading, but only in connection with the registration of the American Depositary Shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2023, the Board of Directors (the “Board”) of Structure Therapeutics Inc. (the “Company”), upon recommendation of the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”), appointed Ted Love, M.D. to the Board, effective immediately. Dr. Love will serve as a Class III director, with an initial term expiring at the Company’s 2026 Annual Meeting of Shareholders, and as Chair of the Compensation Committee of the Board (the “Compensation Committee”). The Board has determined that Dr. Love is an independent director under the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”) and meets the additional eligibility requirements for compensation committee members pursuant to Nasdaq Rule 5605(d)(2)(A). In connection with Dr. Love’s appointment to the Board, the Board, following the recommendation of the Governance Committee, also decreased the size of the Board to seven directors.

On August 3, 2023, the Board, upon recommendation of the Compensation Committee, amended the Company’s Non-Employee Director Compensation Policy (such policy as amended, the “Amended Compensation Policy”), to (i) amend the initial grant to new non-employee directors to an initial share option to purchase 75,000 of the Company’s ordinary shares which is equivalent to 25,000 American Depositary Shares (“ADSs”) with each ADS representing three ordinary shares of the Company (the “Initial Grant Amendment”), (ii) amend the annual grant to non-employee directors to a share option of 37,500 of the Company’s ordinary shares which is equivalent to 12,500 ADSs (the “Annual Grant Amendment”), and (iii) (A) extend the post-termination exercise period of a non-employee director’s vested option transferred to a trust for estate planning purposes until the option’s expiration date, except in the case of such director’s involuntary termination for cause (the “Post-Termination Exercise Period Extension”) and (B) provide that the exercise price applicable to any such vested option transferred to a trust may be paid via a “net exercise” arrangement (the “Net Exercise Amendment”). The Compensation Committee had consulted with the Company’s compensation consultant to review the Initial Grant Amendment and Annual Grant Amendment to update such grants based upon the Company’s actual capitalization following its initial public offering that was completed in February 2023. The Compensation Committee had recommended the Post-Termination Exercise Period Extension and the Net Exercise Amendment in part to facilitate estate planning for the non-employee directors.

In accordance with the Amended Compensation Policy, Dr. Love was granted an initial share option to purchase 75,000 of the Company’s ordinary shares (equivalent to 25,000 ADSs), in connection with his appointment to the Board, which will vest in 36 equal monthly installments measured from the date of grant, subject to Dr. Love’s continuous service as of each such date. In addition, in accordance with the Amended Compensation Policy, Dr. Love will also receive annual cash retainers of $45,000 for his Board service and $10,000 for his service as Chair of the Compensation Committee, both of which will be pro-rated for 2023.

Dr. Love has entered into the Company’s standard form of indemnification agreement which is filed as Exhibit 10.1 to the Company’s Form 10-K for the year ended December 31, 2022. There were no arrangements or understandings between Dr. Love and any other persons pursuant to which he was selected as a director, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission between Dr. Love and the Company required to be disclosed herein.

The foregoing description of the Amended Compensation Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Compensation Policy, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amended Non-Employee Director Compensation Policy.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Structure Therapeutics Inc.

Date: August 4, 2023	By:	/s/ Raymond Stevens
Raymond Stevens, Ph.D.
Chief Executive Officer